SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                           Regency Realty Corporation
                (Name of Registrant as Specified in its Charter)

                          -----------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       2) Form, Schedule or Registration Statement No.:

       3) Filing Party:

       4) Date Filed:

                           Regency Realty Corporation


                                 ---------------


                           NOTICE AND PROXY STATEMENT


                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 6, 1999


TO THE HOLDERS OF COMMON STOCK:

     PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Realty Corporation (the "Company" or "Regency") will be held on Thursday,
May 6, 1999, at 11:00 A.M., local time, in the second floor Auditorium of the Modis Building, Independent Square, One Independent Drive, Jacksonville, Florida.

     The meeting will be held for the following purposes:

     1. To elect one Class I Director and four Class III Directors to serve terms expiring at the annual meeting of shareholders to be held in 2000 and 2002, respectively, and until their successors have been elected and qualified.

     2. To consider and vote on a proposed amendment to the Company's 1993 Long Term Omnibus Plan to increase the number of shares available for award and to modify the limit on the number of options and stock appreciation rights that may be granted to any single employee.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The shareholders of record at the close of business on March 19, 1999 will be entitled to vote at the annual meeting.

     It is hoped you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

                                  By Order of the Board of Directors,

                                  /s/ J. Christian Leavitt

                                  J. Christian Leavitt
                                  Senior Vice President, Secretary
                                    and Treasurer

Dated:   April 2, 1999

                                TABLE OF CONTENTS

                                                                            Page

VOTING SECURITIES..........................................................   1

     Standstill............................................................   4

PROPOSAL 1: ELECTION OF DIRECTORS..........................................   5

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION....................  10

     Annual Incentive Component............................................  11

     Long-Term Incentive Component.........................................  11

COMPARATIVE STOCK PERFORMANCE..............................................  13

EXECUTIVE COMPENSATION.....................................................  14

     Compensation Committee Interlocks and Insider Participation...........  17

CERTAIN TRANSACTIONS.......................................................  17

PROPOSAL 2: AMENDMENT TO THE REGENCY REALTY CORPORATION
     1993 LONG TERM OMNIBUS................................................  19

     General  .............................................................  19

     Increase in Number of Shares..........................................  19

     Possible Effect of Proposed Increase..................................  20

     Amendment to Per Employee Option Limit................................  20

     Description of the Plan...............................................  20

     Options  .............................................................  21

     Additional Information on Awards......................................  22

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...................................  22

OTHER MATTERS..............................................................  22

SHAREHOLDER PROPOSALS......................................................  23

ANNUAL REPORT..............................................................  23

EXPENSES OF SOLICITATION...................................................  23

                           Regency Realty Corporation

                       121 West Forsyth Street, Suite 200

                          Jacksonville, Florida 32202


                                 ---------------


                      PROXY STATEMENT FOR ANNUAL MEETING OF

                       SHAREHOLDERS TO BE HELD MAY 6, 1999


     This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of Regency Realty Corporation on or about April 2, 1999 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the 1999 annual meeting of shareholders of the Company. The meeting will be held on Thursday, May 6, 1999, at 11:00 A.M., local time, in the second floor Auditorium of the Modis Building, Independent Square, One Independent Drive, Jacksonville, Florida.

     The Board of Directors has designated Martin E. Stein, Jr., Mary Lou Rogers and Bruce M. Johnson, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised by (1) giving written notice to the Secretary of the Company,
(2) delivery of a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

     If necessary, the holders of the proxies may vote in favor of a proposal to adjourn the meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the meeting. If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have effectively been revoked or withdrawn).

                                VOTING SECURITIES

     The record of shareholders entitled to vote was taken at the close of business on March 19, 1999. At such date, the Company had outstanding and entitled to vote 57,841,449 shares of common stock, $.01 par value, 542,532 shares of Series 1 Cumulative Convertible Redeemable Preferred Stock, $.01 par value (the "Series 1 Preferred Stock"), and 960,000 shares of Series 2 Cumulative Convertible Redeemable Preferred Stock, $.01 par value (the "Series 2 Preferred Stock"). The Series 1 Preferred Stock and the Series 2 Preferred Stock vote together with the common stock as a single class (the "Voting Stock"). Each share of Voting Stock entitles the holder to one vote. Holders of a majority of the outstanding Voting Stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

     The following table shows certain information relating to the beneficial ownership as of March 19, 1999 of (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Voting Stock, (ii) each Director and nominee, (iii) each of the named executive officers shown in the Summary Compensation Table elsewhere in this proxy statement, and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

                Amount and Nature of Shares Beneficially Owned(1)

                                                                                                                    Percent of
                                                      Number of                                                     Outstanding
                                  Title of             Shares            Right to      Restricted    Percent of       Voting
             Name                  Class               Owned(2)         Acquire(3)      Stock(4)      Class(5)       Shares(5)
             ----                 --------            ---------         ----------     ----------    ----------     -----------

                                                                                         >C>
Security Capital U.S. Realty      Common            34,273,236(6)                         -             57.8%          56.3%
("SC-USRealty")(6)

LaSalle Advisors Limited          Common             4,236,734          3,069,260         -             12.3%          12.0%
Partnership(7)                    Series 1             542,532                                           100%           (7)
                                   Preferred
                                  Series 2             960,000                                           100%
                                   Preferred

Martin E. Stein, Jr.              Common                                  117,863         9,600          1.4%           1.4%
                                                       719,739(8)(9)
Mary Lou Rogers                   Common                 3,349              1,920        22,472            *              *
Thomas B. Allin                   Common                 -                  -             -                *              *
Raymond L. Bank                   Common                 3,553              4,000         -                *              *
A. R. Carpenter                   Common                10,349              7,000         -                *              *
Jeffrey A. Cozad                  Common                 1,304              2,730         -                *              *
J. Dix Druce                      Common                27,985              7,000         -                *              *
John T. Kelley, III               Common                   955              2,543         -                *              *
Douglas S. Luke                   Common                20,466              2,000         -                *              *
John C. Schweitzer                Common                10,815              1,920         -                *              *
Lee S. Wielansky                  Common                38,182             73,532         -                *              *
Terry N. Worrell                  Common                 1,183              2,543         -                *              *
Bruce M. Johnson                  Common                76,615(9)          46,703         9,295            *              *
Robert C. Gillander, Jr.          Common                73,078             46,703         8,695            *              *
James D. Thompson                 Common                67,628             45,044         6,347            *              *
All directors and                 Common             1,125,164            361,501        56,409          2.4%           2.4%
Executive Officers as a
group (a total of 18
persons)

------------------------
*Less than one percent

(1) Information presented in this table and related notes has been obtained from the beneficial owner and from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Act of 1934.

(2)     Includes shares for which the named person:

           o    has sole voting and investment power, or

           o has shared voting and investment power with his or her spouse, unless otherwise indicated in the footnotes.

        Excludes shares that:

           o    are restricted stock holdings,

           o    may be acquired through stock option exercises, or

           o may be acquired upon conversion of limited partnership interests in Regency Centers, L.P.

(3)     Shares that can be acquired:

           o    through stock option exercises through May 8, 1999, or

           o through conversion of limited partnership interest in Regency Centers, L.P., or

           o through conversion of Series 1 Preferred Stock or Series 2 Preferred Stock.

(4) Shares subject to a vesting schedule, forfeiture risk and other restric-tions.

(5) The percentages shown on the above table assume conversion of the Company's Class B Non-Voting Stock (the "Class B Stock"). The Company has outstanding a total of 1,250,000 shares of Class B Stock held by a single institutional investor which are convertible into common stock at the holder's option. A total of 1,487,734 shares of common stock are issuable upon conversion of the Class B Stock. Based on the number of shares of common stock outstanding on the record date for the annual meeting (and assuming no other changes), the 1,487,734 shares of common stock issuable upon conversion of the Class B Stock would constitute approximately 2.51% of the common stock outstanding immediately following conversion.

(6) Includes the following shares which are held by wholly-owned sub-sidiaries of Security Capital Holdings, S.A., a wholly-owned subsidiary of Security Capital U.S. Realty:

              2,037,600 shares held by Security Capital Shopping Center I Sarl

              2,037,600 shares held by Security Capital Shopping Center II Sarl

              2,037,600 shares held by Security Capital Shopping Center III Sarl

              2,037,600 shares held by Security Capital Shopping Center IV Sarl

              2,037,600 shares held by Security Capital Shopping Center V Sarl

              2,033,828 shares held by Security Capital Shopping Center VI Sarl

        The business address of SC-USRealty and each of the listed Security Capital subsidiaries is 25b boulevard Royal, Luxembourg L-2449.

(7) The business address of LaSalle Advisors Limited Partnership is 11 South LaSalle Street, Chicago, Illinois 60603. The Series 1 Preferred Stock and Series 2 Preferred Stock each represent less than 1 percent of the outstanding voting shares and are included in the percent of outstanding voting shares shown for LaSalle Advisors Limited Partnership.

(8) Includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

           o 160,263 shares held by The Regency Group (Nevada) Limited Partnership, the sole general partner of which is a wholly-owned subsidiary of The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by two testamentary trusts and a voting trust. Mr. Stein is a trustee of each trust.

           o 307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II and a trustee of a trust which is also a general partner.

           o 108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II and a trustee of a trust which is also a general partner.

(9) Excludes 65,828 shares held by the Company's 401(k) plan, of which Messrs. Martin E. Stein, Jr. and Johnson are trustees. The trustees have shared voting power over these shares.

Standstill

     SC-USRealty has agreed to a five-year "standstill" ending September 10, 2001 (renewable for additional one-year terms) in its Stockholders Agreement with the Company, as amended. A "standstill" is an agreement by a shareholder to refrain from changing its position, most frequently involving an agreement not to acquire additional shares and/or not to take certain actions relating to management or control, such as replacing one or more members of the Board of Directors. Under the terms of SC-USRealty's standstill, SC-USRealty may not, among other things, (1) acquire more than 60% of the Company's outstanding common stock on a fully diluted basis, (2) transfer shares in a negotiated transaction that would result in any transferee beneficially owning more than 9.8% of the Company's capital stock unless the Company approves the transfer, in its sole discretion, (3) act in concert with any third parties as part of a 13D group, or (4) seek to change the composition or size of the Board of Directors, except as provided in the Stockholders Agreement with respect to SC-USRealty's representation on the Board. During the standstill term, SC-USRealty is generally required to vote its shares of common stock in accordance with the recommendation of the Company's Board of Directors or proportionally in accordance with the vote of the other holders of the common stock except (1) with respect to the election of SC-USRealty's nominees to the Company's Board (as to which SC-USRealty can vote its shares in its sole discretion) and (2) with respect to any amendment to the Company's Articles of Incorporation or Bylaws that would reasonably be expected to materially adversely affect SC-USRealty and certain extraordinary matters (as to which SC-USRealty may vote common stock owned by it, not to exceed 49% of the outstanding shares, in its sole discretion).

     SC-USRealty's standstill requires it to vote at the annual meeting for the Board of Directors' nominees (other than SC-USRealty's representatives) or vote proportionally for such nominees in accordance with the vote of the other share-holders.

     SC-USRealty's standstill provides for automatic termination prior to the end of its stated term upon the occurrence of certain events, including the acquisition by another person or group of 9.8% or more of the voting power of the Company's outstanding voting securities. In connection with the merger on February 28, 1999 of Pacific Retail Trust ("Pacific Retail") into the Company, SC-USRealty agreed that the acquisition by LaSalle Advisors Limited Partnership and its affiliates (collectively, "LaSalle") of Voting Stock pursuant to the merger would not terminate the standstill even though the acquisition caused LaSalle to beneficially own 11.7% of the voting power of the outstanding Voting Stock, assuming conversion of the Class B non-voting common stock, which is held by LaSalle Advisors Limited Partnership on behalf of a single client. However, the standstill will be terminated if LaSalle acquires additional shares of Voting Stock after the date of the merger and if after giving effect to the acquisition LaSalle beneficially owns more than 9.8% of the voting power of the outstanding Voting Stock. Under certain circumstances, a grace period will be allowed after any such acquisition in order for LaSalle to divest itself of the shares in excess of 9.8%.

     In connection with the Company's acquisition of assets from Branch Properties, L.P. ("Branch") in March 1997, Opportunity Capital Partners II Limited Partnership, a Maryland limited partnership ("OCP"), acquired shares of common stock in exchange for its interest in Branch. A subsidiary of LaSalle Advisors Limited is the general partner of OCP and a LaSalle client is the limited partner. The shares so acquired by OCP in the Branch transaction, together with other shares beneficially owned by LaSalle at the time on behalf of other clients, constituted more than 9.8% of the outstanding Voting Stock after issuance, but SC-USRealty agreed that its standstill would not be terminated by reason of such acquisition. OCP has agreed with the Company that OCP will not, and OCP and a LaSalle affiliate, ABKB LaSalle Securities Limited ("ABKB/LaSalle"), have agreed that they will not, cause other managed accounts for OCP's limited partner (collectively with OCP, the "OCP Accounts") to acquire additional shares if, after giving effect to the acquisitions, the OCP Accounts would own more than 9.8% of the common stock, on a fully diluted basis. However, neither ABKB/LaSalle nor any of its affiliates is so bound with respect to any of their other clients or accounts.

     Accordingly, if LaSalle becomes the beneficial owner of any shares that are not exempted from the standstill waivers described above, then all shares beneficially owned by OCP, LaSalle and their affiliates will be counted in determining whether SC-USRealty's standstill has terminated. If after any such acquisition such persons then beneficially own more than 9.8% of the outstanding common stock, the standstill will terminate, and SC-USRealty will not be restricted in voting the shares that it owns or in any other action that it might take as a shareholder of the Company.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's Amended and Restated Articles of Incorporation divide the Board of Directors into three classes, as nearly equal as possible. At the meeting, one Class I Director will be elected to serve for a term of one year and until his successor is elected and qualified, and four Class III Directors will be elected to serve for terms of three years and until their successors are elected and qualified. The Board of Directors has nominated Terry
N. Worrell to stand for reelection as a Class I Director; and Thomas B. Allin, Jeffrey A. Cozad, John T. Kelley, III, and John C. Schweitzer to stand for reelection as Class III Directors. With the exception of Mr. Allin, all were recently elected to the Board in connection with the merger of Pacific Retail Trust ("Pacific Retail") into the Company. Mr. Allin was elected to the Board to fill the board seat vacated by Mr. Jonathan Smith during January 1999. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

     The accompanying proxy will be voted, if authority to do so is not withheld, for the election as Directors of each of the Board's nominees.
Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

     Information concerning all incumbent Directors and all nominees for Director, based on data furnished by them, is set forth below. Under the terms of a Stockholders Agreement between the Company and SC-USRealty, SC-USRealty has the right, under certain circumstances, to nominate for election by shareholders its proportionate share of the members of the Board (generally not fewer than two, nor more than 49% of the Directors). Mr. Allin and Mr. Cozad have been designated by SC-USRealty as its representatives to the Company's Board of Directors but has chosen not to do so. SC-USRealty currently has the right to designate a third member to the Board of Directors. Mr. Raymond Bank has been designated by OCP as its representative to the Company's Board of Directors.
OCP will retain the right to nominate one member of the Board so long as it retains the shares of common stock received in connection with the acquisition of assets of Branch Properties, L.P. In accordance with the Agreement and Plan of Merger between Regency and Pacific Retail, Pacific Retail named Mr. Kelley, Mr. Schweitzer, and Mr. Worrell as its representatives to the Board.

     The Board of Directors of the Company recommends a vote "for" the election of each of its nominees. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.


MARTIN E. STEIN, JR.
Director since 1993; Class II term expiring 2001

     Mr. Stein, age 46, is Chairman of the Board and Chief Executive Officer of the Company. He served as President of the Company from its initial public offering in October 1993 until December 31, 1998. Mr. Stein also served as President of the Company's predecessor real estate division since 1981, and Vice President from 1976 to 1981. He is a Director of FRP Properties, Inc., a publicly held transportation and real estate company.


MARY LOU ROGERS
Director since 1997; Class I term expiring 2000

     Ms. Rogers, age 47, became President and Chief Operating Officer of the Company in January 1999. Prior to joining the Company she was Managing Director
- Security Capital U.S. Realty Strategic Group from March 1997 to January 1999. Ms. Rogers was Senior Vice President and Director of Stores, New England - Macy's East/ Federated Department Stores from 1994 to March 1997. She held various retailing positions, including Senior Vice President for Federated's Burdines Division and Henri Bendel.


THOMAS B. ALLIN
Director since 1999; standing for election to Class III term expiring 2002

     Mr. Allin, age 49, became Managing Director of Security Capital Group Incorporated, a publicly held real estate research, investment and operating management company, in December 1998. He served as President of Strategic Hotel Capital Incorporated, a privately held owner of luxury and upscale full service hotels, from April 1998 to November 1998, and President and Chief Executive Officer of Gordon Biersch Brewing Company, a regional microbrewery and restaurant operation located in California, from 1996 to 1998. From 1973 to 1996, Mr. Allin was Senior Vice President and Zone Manager of the Western Zone for McDonald's Corporation, spending 15 years in Europe where he launched the McDonald's System in France and later was responsible for the direction and support of 20 European countries, as well as the development of new markets in Africa and the Middle East.


RAYMOND L. BANK
Director since 1997; Class II term expiring 2001

     Mr. Bank, age 45, has been President and Chief Operating Officer of Merchant Development Corporation, a venture capital and buy-out firm focusing on consumer retail, direct marketing, and service companies since 1994. He has also served as President of Raymond L. Bank Associates, Inc., a consulting firm serving a diverse clientele in corporate development, retail, and direct marketing strategies, since 1991. He is a Director of OfficeMax, Inc.


A. R. CARPENTER
Director since 1993; Class II term expiring 2001

     Mr. Carpenter, age 56, is President and Chief Executive Officer (since January 1992) of CSX Transportation, Inc., with which he has held a variety of positions since 1962, including Executive Vice President-Sales and Marketing (from 1989 to 1992). Mr. Carpenter is a Director of Florida Rock Industries, Inc., Stein Mart, Inc. and American Heritage Life Insurance Company.


JEFFREY A. COZAD
Director since 1999; standing for election to Class III term expiring 2002

     Mr. Cozad, age 34, has been Director of Security Capital U.S. Realty since June 1996 and of Security Capital Holdings since April 1997, and Managing Director of Security Capital U.S. Realty and Security Capital Holdings since June 1996. He was Senior Vice President of Security Capital Markets Group Incorporated from June 1995 to June 1996 and Vice President, Capital Markets Services of Security Capital Group from December 1991 to June 1995. Prior to joining Security Capital Group, Mr. Cozad was with LaSalle Partners Incorporated, where he provided corporate real estate services to major institutions.


J. DIX DRUCE, JR
Director since 1993; class II term expiring 2001

     Mr. Druce, age 50, has been President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, since 1988, and President and Director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, since October 1992. He was President and Director (Chairman from May 1989 to July 1991) of National Farmers Union
Life Insurance Company from 1987 to 1991, and President and Director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991.


JOHN T. KELLEY, III
Director since 1999; standing for election to Class III term expiring 2002

     Mr. Kelley, age 58, was Chairman of Pacific Retail Trust's Board of Trustees prior to its merger into the Company on February 28, 1999. He is a Trustee of Archstone Communities Trust, an Advisory Trustee of Prologis Trust and a Director of Security Capital Group Incorporated. From 1987 to 1991 he was Chairman of the Board of Kelley-Harris Company, Inc., a real estate investment company, and from 1968 to 1987 he was Managing Director of LaSalle Partners Limited, specializing in corporate real estate services.


DOUGLAS S. LUKE
Director since 1993; Class I term expiring 2000

     Mr. Luke, age 56, was President and Chief Executive Officer of WLD Enterprises, Inc., a Ft. Lauderdale, Florida based diversified private investment and management company with interests in securities, real estate and operating businesses from 1991 to 1998. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is Director of Orbital Sciences Corporation, a space systems company, and Westvaco Corporation, a diversified paper and chemicals manufacturing company.


JOHN C. SCHWEITZER
Director since 1999; standing for election to Class III term expiring 2002

     Mr. Schweitzer, age 54, was a member of Pacific Retail Trust's Board of Trustees prior to its merger into the Company on February 28, 1999. He is President of Westgate Corporation and Managing Partner of Campbell Capital, Ltd., which holds investments in real estate and venture capital operations. Mr. Schweitzer is a Trustee of Archstone Communities Trust, a Director of Homestead Village Incorporated, and a Director of Texas Christian University, Fort Worth, Texas and KLRJ Austin Public Television. He previously served as a director or officer of many public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, Chase Bank of Texas-Austin, the Circle K Corporation and Enerserv Products.


LEE S. WIELANSKY
Director since 1998; Class I term expiring 2000

     Mr. Wielansky, age 48, has been Managing Director - Investments of the Company since March 1998. He was President and Chief Executive Officer of Midland Development Group, Inc. from 1983 to March 1998. Mr. Wielansky is a Director of Allegiant Bancorp, Inc.


TERRY N. WORRELL
Director since 1999; standing for election to Class I term expiring 2000

     Mr. Worrell, age 54, was a member of Pacific Retail Trust's Board of Trustees prior to its merger into the Company on February 28, 1999. He is a private investor in commercial properties and other business ventures. From 1974 to 1989 he was President and CEO of Sound Warehouse of Dallas, Inc. prior to its purchase by Blockbuster Music.


Board of Directors and Standing Committees.

     The Board held six regular meetings and two special meetings during 1998. All Directors attended at least 75% of all meetings of the Board and Board committees on which they served during 1998.

     The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, which are described below. Members of these committees will be elected annually at the regular Board meeting held in conjunction with the annual shareholders' meeting.

     Executive Committee. The Executive Committee presently is comprised of Martin E. Stein, Jr. (Chairman) or Mary Lou Rogers if Mr. Stein is unavailable, one independent non-SC-USRealty Director, and any one independent Director nominee of SC-USRealty. The Executive Committee did not meet during 1998. The Executive Committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring Board approval. The Executive Committee may not exercise functions reserved under Florida law for the full Board of Directors and, in addition, may not declare dividends.

     Audit Committee. The Audit Committee presently is comprised of J. Dix Druce, Jr. (Chairman), Thomas B. Allin, and Douglas S. Luke, none of whom is an officer of the Company. Mr. Allin was appointed to the Audit Committee in January 1999 in place of Mr. Jonathan Smith who resigned from the Board. The Audit Committee met once during 1998. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors, and reviewing the annual audit with the auditors.

     Nominating Committee. The Nominating Committee presently is comprised of John C. Schweitzer (Chairman), A. R. Carpenter, John T. Kelley, III and
Martin E. Stein, Jr. Mr. Schweitzer and Mr. Kelley were appointed to the Nominating Committee in place of Mr. Albert Ernest, Jr. and Mr. Edward L. Baker who resigned from the Board following the merger of Pacific Retail into the Company on February 28, 1999. The Nominating Committee, which makes nominations for election of Directors, also has responsibility for accepting nominations from shareholders. The Nominating Committee met twice during 1998. The Company's Bylaws require that any nominations by shareholders be delivered to the Company no later than the deadline for submitting shareholder proposals.
See "Shareholder Proposals."

     Compensation Committee. The Compensation Committee presently is comprised of John C. Schweitzer (Chairman), A.R. Carpenter and John T. Kelley, III. Mr. Schweitzer and Mr. Kelley were appointed to the Compensation Committee in place of Mr. Ernest and Mr. Baker following the merger on February 28, 1999. The Compensation Committee held four meetings during 1998 to review annual performance and to review and approve changes to the Company's current executive compensation plans. This Committee has the responsibility of approving the compensation arrangements for senior management of the Company, including annual bonus and long term compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and Directors of the Company are eligible to participate, as well as makes grants of employee stock options and other stock awards under the Company's Long Term Omnibus Plan.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for evaluating and establishing appropriate levels of executive compensation and other benefit plans of the Company. The Committee is comprised entirely of independent non-employee Directors.

Compensation Philosophy

     The Company's executive compensation program is incentive based, and has been designed to attract, motivate, reward and retain executives who are result-oriented and capable of achieving the Company's key objectives. The Committee recognizes that the interests of the shareholders are best served by allowing executives the opportunity to participate in the appreciation of the Company through the granting of stock awards and stock options.

     The Committee evaluates and establishes the Company's executive compensa-tion program based upon current market information including comparative executive compensation studies. In 1998, the Committee engaged Arthur Andersen to undertake a comprehensive compensation study which served as the basis for the Company's 1998 compensation plan. Regency's program is comprised of an annual incentive component and a long-term incentive component. Both of these forms of incentive compensation are primarily variable in nature, and designed to effectuate a pay-for-performance philosophy. This philosophy considers management's ability to consistently generate total shareholder returns, grow funds from operations per share (FFO is the most widely-accepted measure of performance for real estate investment trusts), position the Company for future FFO per share growth, and strengthen the Company's capital structure.

1998 Operating Results

     The Company met or exceeded its 1998 key goals and objectives. FFO increased by 14.1% in 1998 to $2.25 per share vs. $1.97 per share in 1997. Including the acquisition of the Midland Group, the platform of quality neighborhood retail centers was increased by 43 properties representing an investment of $384 million. During 1998, the Company completed the development of six retail centers started in 1997, and commenced development or redevelopment of twelve retail centers in 1998, which when complete should yield in excess of 10.6%. Although the Company was disappointed with 1998's total shareholder return, three-year compounded annual shareholder return exceeded 20%. The Company successfully enhanced its capital structure during 1998 by completing a cost effective $80 million perpetual preferred unit offering at 8 1/8% and a $100 million unsecured debt offering at 7 1/8% maturing in 2005. Additionally, all of the office properties held by the Company were sold for an aggregate of $31 million representing an 8.4% cap rate and $10 million in profit.

     In September 1998, the Company announced a merger with Pacific Retail Trust. With this merger, Regency becomes the first national company to focus on owning, operating and developing grocery anchored centers. At closing of the merger on February 28, 1999, Regency's total assets exceeded $2.2 billion, and Regency owned 200 retail centers totaling 23.1 million square feet primarily located in high growth markets throughout the United States. The merger also creates the largest grocery-driven developer in the country expanding the development pipeline to over $400 million under development or in planning. In addition to being the largest developer for both Kroger and Publix, the Company will also have key relationships with Albertson's and Safeway - all dominant players in the grocery industry.

Annual Incentive Component

     Base Salary. Base salaries of executives are reviewed annually by the Committee. In determining appropriate base salaries, the Committee considers external competitiveness in relation to the Company's current financial condition and capital resources, the roles and responsibilities of the individual, the contributions of the individual to the Company's business, an analysis of job requirements and the individual's prior experience and accomplishments.

     Annual Bonus. To provide additional incentive to achieve outstanding performance, the Committee also makes cash bonus awards based on corporate and individual performance. The compensation plan established by the Committee in 1998 establishes target cash bonuses based on achievement of quantitative financial and quantitative and qualitative operational goals for the Company and, where appropriate, those activities of the Company managed by the executive. The Committee has the discretion to increase the annual bonus in any given year to take into account what it deems to be extraordinary events.

Long-Term Incentive Component

     The Committee strongly believes that providing executives with an opportunity to increase their ownership of common stock aligns their interests with and best serves the stockholders.

     Stock Options and Dividend Equivalents. The Company grants stock options to executives as part of their annual performance review. Annual options are granted at fair market value on the date of grant, vest 25% per year after the year of grant, and expire after 10 years. Annual options also receive dividend equivalents equal to the Company's dividend yield less the average dividend yield of the S&P 500. Dividend equivalents accrue quarterly, are funded in Company common stock, and vest at the same rate as the options upon which they are based.

     Restricted Stock Plan. The Company granted restricted stock to certain executive officers in December 1998 based on their position, their current ownership of options and restricted stock, and their contribution to 1998's performance including the merger with Pacific Retail Trust. The shares were granted at fair market value on the date of grant, and vest 10% one year after date of grant, 20% after year two, 30% after year three, and 40% after year four, at which time they will be fully vested. The issuance of restricted stock is included in the Summary Compensation Table as Restricted Stock Awards.

     Stock Purchase Plan. The Committee structured a stock purchase plan ("SPP") whereby executive officers and certain key employees acquired common stock at fair market value by investing their own capital in combination with loans provided by the Company. These full recourse loans are secured by the stock purchased. The terms and amounts of existing SPP loans are further described under the summary of Executive Compensation included elsewhere in this Proxy Statement. Certain SPP loans originated during 1993 and 1996 provide for loan forgiveness awards based upon growth in FFO per share and cumulative total shareholder return. In 1998, the Company exceeded the performance targets that provide loan forgiveness related to FFO per share growth and compounded annual shareholder return. However, forgiveness amounts related to 1998 total shareholder return were not achieved and accordingly not granted. Forgiveness amounts for the executive officers are reported in the Summary Compensation Table as SPP Loan Awards. SPP loans originated after 1996 have no forgiveness programs.

CEO Compensation

     The Committee's policies for determining the CEO's compensation are the same as the other executives. For 1999, the CEO's base compensation was increased to $400,000, and in accordance with the Company's incentive compensa-tion program, the CEO received an incentive bonus of $350,000, and SPP loan forgiveness of $135,775 related to 1998 performance. In December
1998, the CEO was granted annual options to purchase 123,596 shares of common stock at $22.25 per share, the fair market value on the date of grant, related to 1998 performance. The CEO continues to serve under a rolling three-year employment agreement.

                                       REGENCY REALTY CORPORATION
                                       COMPENSATION COMMITTEE



                                       John C. Schweitzer, Chairman
                                       A. R. Carpenter
                                       John T. Kelley, III

                          COMPARATIVE STOCK PERFORMANCE


     The graph below provides an indicator of cumulative total shareholder returns for Regency as compared with the S&P Stock Index and the NAREIT All Equity Index (excluding healthcare REITs), weighted by market value at each measurement point. The graph assumes that $100 was invested on December 31, 1993 in Regency common shares and that all dividends were reinvested by the share-holder.


                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                      COMPANY, PEER GROUP AND BROAD MARKET

                                                                            Fiscal Year Ending
                                                     -----------------------------------------------------------------
COMPANY/INDEX/MARKET                                  1993       1994       1995       1996       1997       1998

Regency Realty Corporation                           100.00     109.25     123.59     208.24     233.92     201.83
NAREIT Equity Index W/O Health Care                  100.00     102.99     117.63     160.45     193.38     159.48
S & P 500 Index                                      100.00     101.32     139.40     171.41     228.59     293.92


THE INDUSTRY INDEX CHOSEN WAS:
NAREIT EQUITY INDEX W/O HEALTH CARE

THE BROAD MARKET INDEX CHOSEN WAS:
AN INDEX OF THE COMPANIES ON THE S&P 500

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered during fiscal 1998, 1997 and 1996 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the year ended December 31, 1998.


                           SUMMARY COMPENSATION TABLE


                                                                       Long-Term
                                      Annual Compensation            Compensation
                                      -------------------            ------------
                                                                Performance     Securities
   Name & Principal                                               Stock         Underlying      SPP Loan          All Other
      Position               Year      Salary(1)   Bonus(2)      Awards(3)    Options/SARs(4)   Awards(5)      Compensation(6)
   ----------------          ----      ---------   --------     -----------   ---------------   ---------      ---------------

Martin E. Stein, Jr.         1998      $275,000    $350,000      $      0        123,596        $135,775          $14,813
   Chairman and Chief        1997      $275,000    $197,500      $265,800        232,626        $186,338          $17,325
   Executive Officer         1996      $252,391    $225,000      $161,600         32,700        $186,338          $35,439

Bruce M. Johnson             1998      $190,000    $150,000      $100,000         29,213        $ 60,675          $15,870
   Managing Director and     1997      $180,000    $104,400      $132,900        128,390        $ 84,083          $18,143
   Chief Financial Officer   1996      $145,076    $115,000       $80,800         20,800        $ 84,083          $20,753

Robert C. Gillander, Jr.     1998      $185,000    $125,000      $100,000         29,213        $ 58,288          $14,813
   Managing Director,        1997      $175,000    $100,000      $116,228        128,390        $ 80,502          $16,480
   Investments Group -       1996      $137,500    $108,900      $ 70,700         20,800        $ 80,502          $19,266
   Atlantic

James D. Thompson            1998      $185,000    $125,000      $100,000         29,213        $ 51,499          $14,146
   Managing Director         1997      $175,000    $100,000      $107,981        128,390        $ 71,185          $16,795
   Operations Group - East   1996      $129,826    $103,000      $ 65,650         20,800        $ 71,185          $18,929

Lee S. Wielansky             1998      $185,000     $72,000      $      0         76,365        $      0          $14,303
   Managing Director         1997      $      0     $     0      $      0              0        $      0          $     0
   Investments Group -       1996      $      0     $     0      $      0              0        $      0          $     0
   Midwest

-------------------------
(1) Includes amounts deferred under the 401(k) feature of the Company's profit sharing plan.
(2) Bonuses for the year ended December 31, 1998 and 1997 were paid 100% in cash; for the year ended December 31, 1996 bonuses were paid 45% in cash and 55% in stock.
(3) Consists of the fair market value of restricted stock awards in each of the years of grant. 1998 awards vest as follows: year 1 - 10%, year 2 - 20%, year 3 - 30%, year 4 - 40%. 1997 and 1996 awards vest 34%, 33% and
        33% on the first, second and third anniversary dates of the grant. The executive is entitled to dividends and voting rights on unvested shares. Shares representing the full amount of the awards listed above, held by the named executives are as follows: Mr. Stein, 16,000 shares; Mr. Johnson, 12,494 shares; Mr. Gillander, 11,494 shares; and Mr. Thompson, 10,994 shares.
(4) The exercise price of stock options grants are equal to fair market value of the Company's common stock on date of grant.
(5) Represents amounts earned by the named executive officers in the form of loan forgiveness in accordance with the terms of the stock purchase plan that is part of the Company's 1993 Long Term Omnibus Plan, based upon FFO per share growth greater than 7%, annual shareholder return of 15% or more and cumulative return of 20% or more since January 1, 1996.
(6)     The amounts shown in this column for 1998 include the following:

                                   Life Insurance        Company Contribution to             Other
                                      Premiums         401(k)/Profit Sharing Plan        Compensation
                                   --------------      --------------------------        ------------

          Mr. Stein                    $1,613                    $12,200                    $1,000
          Mr. Johnson                  $2,670                    $12,200                    $1,000
          Mr. Gillander                $1,613                    $12,200                    $1,000
          Mr. Thompson                 $  946                    $12,200                    $1,000
          Mr. Wielansky                $1,453                    $11,850                    $1,000


     Stock Purchase Plan. The following table sets forth as of March 1, 1999, the amounts outstanding under the SPP loan program due from each of the Company's executive officers.


                                                                                            Largest Balance
                                     SPP Loan Balance                                  During Fiscal Year Ended
 Executive Officer                    March 1, 1999             Interest Rate              December 31, 1998
 -----------------                   ----------------           -------------          -------------------------

Martin E. Stein, Jr.                    $1,360,731                6% - 7.8%                   $1,662,868
Bruce M. Johnson                        $  872,427                6% - 7.8%                   $1,013,337
Robert C. Gillander, Jr.                $  858,106                6% - 7.8%                   $  993,048
James D. Thompson                       $  841,628                6% - 7.8%                   $  962,197
Lee S. Wielansky                        $  947,107                   6%                       $  974,903


     Stock Options. The following table sets forth information concerning the value of unexercised options as of December 31, 1998 held by the executive officers named in the Summary Compensation Table above.


                 AGGREGATED OPTION EXERCISES DURING FISCAL 1998
                        AND OPTION YEAR-END VALUES TABLE




                                  Number of                          Number of             Value of Unexercised
                                   Shares                           Unexercised                In-the-Money
                                  Acquired         Value            Options at                  Options at
                                    Upon         Realized         December 31, 1998          December 31, 1998
                                  Exercise         Upon             Exercisable/               Exercisable/
       Name                       Options        Exercise           Unexercisable              Unexercisable
       ---                        ---------      --------         -----------------        --------------------

Martin E. Stein, Jr.               43,600         $70,850            117,863 (E) /             $393,008 (E) /
                                                                      333,191 (U)                 None (U)

Bruce M. Johnson                   29,700         $48,263            46,703 (E) /               $23,196 (E) /
                                                                      133,604 (U)                 None (U)

Robert C. Gillander, Jr.           29,700         $48,263            46,703 (E) /               $23,196 (E) /
                                                                      133,604 (U)                 None (U)

James D. Thompson                  29,700         $48,263            45,044 (E) /                None (E) /
                                                                      133,604 (U)                 None (U)

Lee S. Wielansky                     -               -                None (E) /                 None (E) /
                                                                      76,364 (U)                  None (U)


     The following table sets forth information with respect to option grants to the executive officers named in the Summary Compensation Table above during 1998 and the potential realizable value of such option grants.

                        OPTION GRANTS DURING FISCAL 1998



                                                  % of Total
                                  Number of        Options         Exercise                             Hypothetical
                                  Options          Granted          Price           Expiration            Value at
      Executive Officer           Granted         during 1998      ($/share)           Date             Grant Date (1)
      -----------------           -------         -----------      ---------        -----------         --------------

Martin E. Stein, Jr.              123,596           16.7%           $22.25           12-15-2008            $274,383

Bruce M. Johnson                   29,213            3.9%           $22.25           12-15-2008            $ 64,853

Robert L. Gillander, Jr.           29,213            3.9%           $22.25           12-15-2008            $ 64,853

James D. Thompson                  29,213            3.9%           $22.25           12-15-2008            $ 64,853

Lee S. Wielansky                   76,365           10.3%          $26.1875           3-1-2008             $169,530


---------------------
(1) The estimated present value at grant date of each option granted during 1998 has been calculated to be $2.22 using the Black-Scholes option pricing model. The valuation is based upon the following assumptions:

           o        estimated time until exercise of 6.5 years

           o        a risk-free interest rate of 4.8%; a volatility rate of 21%

           o        a dividend yield of 7.5%.

        The approach used in developing the assumptions upon which the Black-Scholes valuation was calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

     Employment Agreements. The Company has entered into a three-year employment agreement with Martin E. Stein, Jr., the Company's Chairman and Chief Executive Officer, providing for an annual base salary and participation in the Company's executive compensation plans on the same terms as other executive officers. The agreement, which was effective in October 1993, is renewed automatically for an additional year on each anniversary date thereof so that the remaining term will be three years, unless either party gives written notice of non-renewal. The agreement provides for Mr. Stein to receive base salary and incentive compensa-tion for the remainder of the term of the agreement in the event that he is terminated, his responsibilities are materially reduced or the Company's head-quarters are relocated from Jacksonville, Florida as a result of a sale, merger or other change of control of the Company. The Company has entered into agree-ments with Messrs. Johnson, Gillander and Thompson that provide for the payment of salary and benefits for a specified period in the event of a change of control only.

     Compensation of Directors. In 1998, the Company paid an annual fee of $17,000 to each of its non-employee Directors, plus $2,500 per year for service on a Board committee ($3,000 per year for chairing a committee). The annual fee has been increased to $18,000 for 1999, and the fees for committee members changed to $500 per meeting attended. Directors' fees are currently paid in shares of common stock, unless the Director elects to receive all or any portion of the fees in cash. Non-employee Directors also receive non-qualified options to purchase 1,000 shares of common stock at the end of each year. The options fully vest one year after grant, have a term of ten years, and have an exercise price equal to the greater of the fair market value of the common stock on the date of grant or the average trading price of the common stock for the 20 business days preceding the date of grant. The annual option grant will be increased to 5,000 shares each, to be awarded immediately following each annual meeting beginning with the 1999 annual meeting, and the annual options awarded beginning in 1999 also will entitle the Directors to receive dividend equivalent units on the same basis as employee optionees. Beginning with the options granted in 1999, the annual options will vest 25% on each of the first four anniversary dates of the grant, and will become fully vested upon the involuntary termination, death or disability of the Director. Directors may also elect to participate in a stock purchase matching program that provides for a stock value match equal to 50% of the common stock purchased by the Director, limited to a Company match of $10,000 per year.

Compensation Committee Interlocks
and Insider Participation

     During the year ended December 31, 1998, Martin E. Stein, Chairman and Chief Executive Officer of the Company, served on the board of Directors of FRP Properties, Inc. Edward L. Baker, Chairman of the Board of FRP Properties, Inc. was a member of the Company's Compensation Committee during 1998. Mr. Baker retired from the Company's Board of Directors effective February 28, 1999, the date of the merger with Pacific Retail Trust.

                              CERTAIN TRANSACTIONS

     The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

     Management Services for Barnett Bank Plaza. The Company, through its affiliate, Regency Realty Group, Inc. (the "Management Company"), provides management and leasing services for Barnett Bank Plaza. These arrangements are intended to give the Company the economic benefit from the management, leasing, and brokerage activities with respect to the property. All of such services are provided on terms and conditions no less favorable to the Management Company than the terms and conditions on which the Management Company provides similar services to third parties. The Audit Committee of the Board of Directors is required to review annually the terms and conditions on which such services are provided. During the year ended December 31, 1998, Barnett Bank Plaza paid the Management Company an aggregate of $273,221 for such services. Barnett Bank Plaza is owned by RSP II Barnett Bank Plaza, Ltd., a limited partnership indirectly controlled by Martin E. Stein, Jr. and his family, and in which certain executive officers of the Company also have an indirect ownership interest.

     Cost Sharing Arrangement with Management Company. The Company manages, leases and develops properties under employee and cost sharing arrangements with the Management Company. The Regency Group, Inc. owns 93% of the voting common stock of the Management Company, and the Company, through its investment in Regency Centers, L.P., owns 100% of the Management Company's non-voting preferred stock and 7% of its voting common stock. The cost sharing arrangements are based on allocations of management time and general overhead made on an arm's-length basis and are in compliance with applicable regulations of the Internal Revenue Service. All such cost sharing arrangements must be reviewed annually by the Audit Committee of the Board of Directors, and any changes in such arrangements must be approved by a majority of the Company's independent Directors. Under generally accepted accounting principles, all items of income and expense of the Management Company are consolidated with the Company and included in the Company's financial statements, net of inter-company trans-actions.

     Sale of Office Buildings to Affiliate of LaSalle Advisors Limited Partner-ship. In February 1998, the Company sold three office buildings and a parcel of land to FBEC-Quadrant Buildings, L.P., an affiliate of LaSalle Advisors Limited Partnership which owns 12.3% of the Company's common stock. The purchase price for the properties, $26.7 million, was determined through arms-length negotia-tions.

     Transactions with SC-USRealty. In June 1998, the Company paid Security Capital Markets Group, an affiliate of SC-USRealty, a placement fee of $1.2 million for its services as financial advisor in connection with the sale of $80 million of 8.125% Cumulative Redeemable Preferred Units of limited partnership interest in Regency Centers, L.P., the Company's operating partnership.

     In September 1998 the Company entered into an Agreement and Plan of Merger with Pacific Retail Trust, a Dallas based real estate investment trust owning grocery store anchored shopping centers in the western United States. Under the terms of the merger agreement, shareholders of Pacific Retail Trust received .48 of a share of Regency stock for each Pacific Retail share that they owned. SC-USRealty, the Company's largest shareholder owning 11,740,216 shares of Regency common stock prior to the merger, received an additional 22,533,020 shares of Regency common stock in the merger in exchange for its 46,985,459 Pacific Retail shares. The terms of the merger, including the exchange ratio, were negotiated by a special committee of the board comprised of Messrs. J. Dix Druce (Chairman), Edward Baker, Douglas Luke and Albert Ernest.

     In connection with the merger, the Company engaged Security Capital Markets Group to solicit shareholder proxies for approval of the merger. Security Capital Markets Group was paid $250,000 for their solicitation services.

     The Company has an administrative services agreement with SC Group Incorporated, an affiliate of SC-USRealty, to provide risk management services for which the Company will pay to SC Group Incorporated an annual fee of $80,000.

             PROPOSAL 2: AMENDMENT TO THE REGENCY REALTY CORPORATION
                             1993 LONG TERM OMNIBUS

     The members of the Regency Board of Directors have unanimously approved, and recommend that Regency shareholders vote "FOR" the approval of, the proposal to amend the Regency Realty Corporation 1993 Long Term Omnibus Plan (the "Plan") to increase the number of shares covered by the Plan and to modify the limit on the number of options and stock appreciation rights that may be granted to any single employee under the Plan. The affirmative vote of a majority of the Voting Stock voted with respect to the matter is required to approve this proposal (provided that more than 50% of the votes entitled to be cast are voted on the proposal). Broker non-votes and abstentions will have no effect on the vote (provided that more than 50% of the votes entitled to be cast are voted on the proposal).

General

     The Regency Board of Directors and shareholders initially approved the Plan on September 29, 1993. The Regency Board has adopted, subject to shareholder approval, an amendment to the Plan to increase the maximum number of shares of common stock available for award by 3,000,000 to 8,520,000 shares, subject to the existing ceiling of 12% of the outstanding shares of common stock, plus 12% of outstanding common stock equivalents (but excluding shares subject to options under the Plan). The Regency Board also has adopted, subject to shareholder approval, an amendment to the Plan that would change the number of options and stock appreciation rights that may be granted to any single employee from a 900,000 limit to an annual limit of 400,000. The Board believes, in light of the significant growth that the Company has experienced since the Plan was originally adopted in 1993, that these changes are desirable order for the Company to be able to continue to attract and provide incentives to key employees and non-employee directors.

Increase in Number of Shares

     The first change to the Plan would increase the number of shares available for award to the lesser of 8,520,000 shares or 12% of the outstanding shares of common stock and share equivalents (excluding Plan options). The Plan presently caps the maximum number of shares at the lesser of 12% of the common stock outstanding on the prior December 31, or 5,520,000 shares. The proposed amend-ment will apply the existing 12% cap to share equivalents (excluding outstanding Plan options) as well as outstanding shares and will allow for increases throughout the year when and as shares and share equivalents (excluding Plan options) are issued.

     The number of shares of the Company's common stock reserved for issuance under the Plan initially was 6% of the shares outstanding upon consummation of the Company's initial public offering in November 1993. The number of shares reserved for issuance is increased each December 31 by 2% of the shares out-standing on that date (plus 6% of any shares issued in any public offering during the preceding 365 days), with the maximum number of shares limited to the lesser of (1) 12% of the shares of common stock outstanding on the prior December 31, or (2) 5,520,000 shares. As of March 15, 1999, the number of shares reserved for issuance under the Plan was 5,520,000, and the closing price per share of the common stock on that date was $20.375. The 5,520,000 share limit includes a 2,520,000 share increase approved by shareholders in connection with the merger of Pacific Retail into the Company in February 1999, representing the number of shares covered by Pacific Retail's incentive stock plan prior to the merger, as adjusted for the merger exchange ratio.

     As of March 15, 1999, there were 2,960,635 shares subject to options granted under the Plan, 25,887 shares subject to dividend equivalent awards, 135,405 shares issued under the restricted stock program of the Plan, 321,958 shares subject to employee stock purchase loans, and 1,653,903 shares remaining available for award. As of March 19, 1999, there were 57,841,449 shares of common stock outstanding, plus an additional 4,127,883 share equivalents consisting of shares issuable upon the conversion of preferred stock and Class B non-voting common stock and shares issuable in exchange for limited partnership units of the Company's operating partnership, Regency Centers, L.P.

Possible Effect of Proposed Increase

     The Company believes that the ability to grant options and other stock-based incentive compensation improves its ability to attract and maintain qualified personnel. At the time of the Company's initial public offering in November 1993, the Company had total assets of approximately $150 million and approximately 100 employees. As of March 15, 1999, the Company has total assets of approximately $2.4 billion and approximately 375 employees. To align the interests of the Company's officers, key employees and non-employee directors with those of the Company's shareholders, the Company needs to be able to have a sufficient pool of stock-based incentives, commensurate with the Company's growth, to attract and motivate key personnel. However, authorizing the additional shares under the Plan may cause dilution to Regency's current share-holders.

Amendment to Per Employee Option Limit

     The second change to the Plan would change the limit on the number of options and stock appreciation rights that may be granted to any employee to an annual 400,000 share limit. This limit is required in order for compensation expense for non-qualified options to be exempt from limitations on deductibility by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The Board believes that the change to a 400,000 share annual limit is appropriate in order to provide sufficient flexibility for future issuances to senior executives during the remaining five year term of the Plan commensurate with the Company's growth and the increase in the responsi-bilities of the executives. For example, Martin E. Stein, Jr., the Company's Chairman and Chief Executive Officer, received options covering 123,596 shares in 1998, increasing to 379,766 the total number of options awarded to him since the inception of the Plan.

     The change in the per individual limit will allow an individual to receive more options over the life of the Plan than the 900,000 share limit currently in effect.

Description of the Plan

     The common stock issued under the Plan may be authorized and unissued shares or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the Plan, the number or type of shares subject to outstanding awards and the exercise price thereof may be appropriately adjusted. The Plan authorizes the establish-ment of options, dividend equivalent units on shares issuable upon exercise of options, stock appreciation rights and share purchase programs, authorizes the award of share grants (any of which may be subject to restrictions), provides for options and dividend equivalent units for outside directors and payment of their fees in shares unless the director elects payment in cash, and allows for the establishment of other types of stock-based incentive programs. The Compensation Committee administers the Plan.

     All key employees of the Company or any of its affiliates designated by the Compensation Committee are eligible to participate in the Plan. As of March 15, 1999, approximately 65 persons were eligible to participate. Subject to the terms of the Plan, the Compensation Committee determines which employees are eligible to receive awards, and the type, amount, price, timing, vesting schedules and other terms and conditions applicable to awards. Non-employee directors are eligible to participate in formula-based option and directors' fee programs under the Plan. The Board of Directors is authorized to grant additional options to non-employee directors, subject to the terms and condi-tions of the Plan.

     In connection with the merger of Pacific Retail into the Company, substitute options were granted to senior executives of Pacific Retail who either have not become Company employees following the merger or will leave the Company after performing certain transitional services. The Plan permits the Board of Directors to grant substitute awards under the Plan in connection with other business combinations as part of severance compensation even though the recipients do not become Company employees.

Options

     Options awarded under the Plan may be either incentive stock options within the meaning of Section 422 of the Code, which permits the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral. The exercise price and term of each option or stock appreciation right is fixed by the Compensation Committee, except that the exercise price for options must be at least equal to the fair market value of the stock on the date of grant and the term of the options cannot exceed 10 years. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual under the Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. An optionee may, with the consent of the Compensation Committee, elect to pay for the shares to be received upon exercise of his or her options in cash or shares of the Company's common stock or any combination thereof.

     The holder of an incentive option generally recognizes no income for federal income tax purposes at the time of the grant or exercise of the option. However, the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax. The optionee generally will be entitled to long term capital gain treatment upon the sale of shares acquired pursuant to the exercise of an incentive stock option, if the shares have been held for more than two years from the date of the option grant and for more than one year after exercise. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), the gain realized on disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise exceeds the applicable exercise price. The Company will not be entitled to an income tax deduction in connection with the exercise of an incentive stock option but will generally be entitled to a deduction equal to the amount of any ordinary income recognized by an optionee upon a disqualifying disposition.

     No income will be recognized by a participant at the time a non-qualified option is granted. The exercise of a non-qualified stock option will generally be a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option exercise price. Receipt of shares in payment of a dividend equivalent unit held by the participant will generally be a taxable event that will require the participant to recognize, as ordinary income, the fair market value of the shares at the time of receipt. Regency ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and settlement of dividend equivalent units. The amount of the deduction will equal the ordinary income recognized by the participant.

Additional Information on Awards

     For additional information on awards outstanding under the Plan, see "Compensation Committee Report - Long-Term Incentive Component" and the summary compensation table and options tables appearing elsewhere in this Proxy State-ment.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of KPMG LLP to serve as the independent certified public accountants for the Company for the current fiscal year ending December 31, 1999. That firm has served as the auditors for the Company since 1993. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                  OTHER MATTERS

     The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting, it is the intention of the persons designated as proxy to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                              SHAREHOLDER PROPOSALS

     Regulations of the Securities and Exchange Commission require proxy state-ments to disclose the date by which shareholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in the Company's proxy statement and form of proxy relating to the year 2000 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 4, 1999. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials. Notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by the Company after December 4, 1999, and the persons named in proxies solicited by the Company's Board for its Annual Meeting of shareholders to be held in 2000 may exercise discretionary voting power with respect to any such proposal as to which Regency does not receive timely notice. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended December 31, 1998 accompanies this Proxy Statement. Additional copies may be obtained by writing to Lesley Stocker, at the Company's principal executive offices, at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to solicit shareholder proxies for the annual meeting. The Company will pay Corporate Investor Communi-cations a fee of approximately $5,000 for its solicitation services. In addition, the Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

     SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                           REGENCY REALTY CORPORATION
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 6, 1999


     The undersigned, having received the Notice of Annual Meeting of Share-holders and Proxy Statement, appoints Martin E. Stein, Jr., Mary Lou Rogers and Bruce M. Johnson, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Regency Realty Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 6, 1999, and any and all adjournments thereof, in the manner specified.

     1.  Election of  Directors  nominated by the Board of  Directors--Class I:
Terry N. Worrell; Class III: Thomas B. Allin, Jeffrey A. Cozad, John T. Kelley, III, and John C. Schweitzer.


         [ ] FOR all             [ ] WITHHOLD          INSTRUCTION:   To withhold authority to vote for any
         nominees listed         AUTHORITY             individual nominee, write that nominee's name in the space
         (except as marked to    to vote for           provided below.)
         the contrary to the     all nominees.
         right).
                                                       -------------------------------------------------------------

     2. Amendment to Regency's 1993 Long-Term Omnibus Plan to increase the number of shares available for award.

         [ ]FOR                  [ ] AGAINST                  [ ] ABSTAIN


(Continued and to be SIGNED and dated on the reverse side.)

                          (Continued from reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH PROPOSAL.

     Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Dated:________________, 1999
                                          ________________________________(SEAL)


                                          ________________________________(SEAL)

(Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)